Exhibit 23.4

CONSENT OF INDEPENDENT VALUATION EXPERT

We hereby consent to: (1) the reference to our name (including under the heading “Experts”) and description of our role in the valuation process of certain commercial real estate assets, related liabilities and notes receivable secured by real estate of Cole Real Estate Income Strategy (Daily NAV), Inc. (the “Company”) in the Company’s Post-Effective Amendment No. 7 to its Registration Statement (the “Registration Statement”) on Form S-11 (Commission File No. 333-169535) to be filed on the date hereof, and the prospectus included therein (the “Prospectus”), (2) the inclusion in footnote 4 on page 7 of Supplement No. 5 to the Prospectus (“Supplement No. 5”) which is part of the Registration Statement, of disclosure that the amounts presented in the “Operating Real Estate Properties” line items in the chart of $32,750,000 and $32,180,000 represent the sum of the estimated values of each of the Company’s operating real estate properties contained in the individual property appraisal reports provided by us to the Company’s fund accountant as of March 31, 2013 and December 31, 2012, respectively, and (3) the inclusion in footnote 6 on page 7 of Supplement No. 5 of disclosure that the amount presented in the “Outstanding Debt” line items in the chart of $15,965,100 and $20,440,300 represent the estimated value of the Company’s commercial real estate-related liabilities contained in the fair value analysis provided by us to the Company’s fund accountant as of March 31, 2013 and December 31, 2012, respectively.

/s/ CBRE, Inc.
CBRE, Inc.

July 12, 2013